Exhibit 4.1

AMENDMENT TO RIMROCK GOLD CORP. CONVERTIBLE NOTE

This Amendment to Rimrock Gold Corp. Convertible Note ("Amendment") is made as of September 30, 2014 by Rimrock Gold Corp., a Nevada corporation (the "Company"), in favor of Redwood Fund LP, a Delaware limited partnership (the "Holder").

WHEREAS, the Company executed and delivered to the Holder the Rimrock Gold Corp. Convertible Note, dated April 14, 2014 (the "Note"), in the original principal amount of $100,000 (the "Principal Amount");

WHEREAS, the Principal Amount and all accrued interest and fees remain unpaid as of the date hereof; and

WHEREAS, the Company and the Holder wish to revise the Note in accordance with this Amendment.

NOW, THEREFORE, for good and valuable consideration and intending to be bound hereby, the Company and the Holder agree as follows:

1.           Paragraph 2. "October 14, 2014" is hereby deleted in its entirety and replaced with "the earlier of (i) six (6) months from the date hereof or (ii) thirty (30) days prior to the conversion of that certain convertible note issued by the Company to KBM Worldwide, Inc. on August 25, 2014".

2.           Section 1 "Permitted Indebtedness": The definition of "Permitted Indebtedness" is hereby deleted in its entirety.

3.           Section 4(b): "$0.075" in Section 4(b) is hereby deleted in its entirety and replaced with "$0.03".

4.           Section 7: Subsections (a), (e) and (f) of Section 7 are hereby deleted in their entirety and all other subsections in such Section 7 are hereby appropriately renumbered.

Subsection (d) is amended to reflect that, except for the filing of a certificate of amendment to create shares of standard Preferred Stock, ..amend its articles...

5.           The Holder hereby waives any acts of default pursuant to the terms of the Note committed by the Company prior to the date of execution of this Amendment.

6.           Except as expressly amended hereby, the Note shall remain in full force and effect. This Amendment shall not be deemed a novation of the Note.

7.           This Amendment shall be affixed to the Note and deemed to constitute an integral part thereof. All references to the Note shall hereafter be deemed references to the Note as amended by this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by a duly authorized officer as of the date first above indicated.

COMPANY:

RIMROCK GOLD CORP.

By:	/s/ Jordan Starkman
Jordan Starkman, President

Agreed and Accepted:

HOLDER:

REDWOOD FUND LP
Ladyface Capital, LLC, General Partner

By:
Ron Levy, Member